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                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                               ALD SERVICES, INC.
          (PURSUANT TO NRS 78.385 AND 78.390 - AFTER ISSUANCE OF STOCK)


         1.       Name of corporation:  ALD Services, Inc.

         2.       The articles have been amended as follows:

                  FIRST: Article 1 of the Articles of Incorporation is amended in its entirety to read as follows:

                  1.       Name of Company:  MicroIslet, Inc.

                  SECOND: Article 4 of the Articles of Incorporation is amended in its entirety to read as follows:

                  4.       Authorized Shares:

                                    A. This corporation is authorized to issue
                           two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is sixty million (60,000,000) shares. Fifty million (50,000,000) shares shall be Common Stock, each having a par value of one tenth of one cent ($0.001). Ten million (10,000,000) shares shall be Preferred Stock, each having a par value of one tenth of one cent ($0.001).

                                             B. The Preferred Stock may be
                           issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate (a "Preferred Stock Designation") pursuant to the corporation laws of the State of Nevada, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.


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         3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the Articles of Incorporation have voted in favor of the amendment is: 51.1% of the total outstanding shares and voting power on the record date.




Officer Signature:                                   /s/ John F. Steel IV
                                             -----------------------------------
                                             John F. Steel IV, Chairman of the
                                             Board and Chief Executive Officer


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